Exhibit 99.1

Mannatech Announces Share Repurchase

(COPPELL, Texas) August 31, 2016 — Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, announced that its Board of Directors has authorized the company to begin the repurchase of up to $0.5 million of the company’s outstanding common shares from time to time in the open market pursuant to the company's existing share repurchase program to retire these shares. As of August 30, 2016, the company had approximately 2.7 million shares outstanding.

The timing, volume and nature of share repurchases will be at the discretion of management and dependent on market conditions, applicable securities laws and other factors and may be suspended or discontinued at any time. Repurchases will be subject to market conditions and other factors, including our company's black-out periods during which the company and its insiders are prohibited from trading in the company's common shares. While black-out periods typically occur after the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the company may impose a black-out period at any time without advance public notice. No assurance can be given that any particular amount of common stock will be repurchased. This repurchase program is valid for up to 24 months and may be modified, extended or terminated by the Board of Directors at any time.

About Mannatech
Mannatech, Incorporated is committed to transforming lives through the development of high quality integrated health, weight management, fitness and skin care products distributed through its global network of independent associates and members. The company has been operating for more than 20 years with operations in more than 25 countries. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com